Exhibit 99.1

PETER GASSNER NAMED TO GUIDEWIRE SOFTWARE BOARD OF DIRECTORS

FOSTER CITY, Calif., June 18, 2015 – Guidewire Software, Inc. (NYSE: GWRE) a provider of software products to Property/Casualty insurers, today announced that Peter Gassner has been elected as a member of Guidewire Software’s Board of Directors.

“We are pleased to welcome Peter Gassner to our Board of Directors,” said Marcus Ryu, chief executive officer, Guidewire Software. “As an enterprise software veteran and industry cloud pioneer having founded one of the most successful vertically-focused SaaS software companies, Peter is uniquely qualified to advise Guidewire on its most important strategic questions.”

“Given Guidewire’s global footprint, our expanded product offering and the continued evolution of our services and software, Peter’s experience and skills are a perfect complement to an already outstanding board,” said John Cavoores, chairman, Board of Directors, Guidewire Software.

“I am honored to join Guidewire’s Board,” said Peter Gassner. “I look forward to contributing my experience and knowledge to the next chapters of Guidewire’s growth.”

Peter Gassner is founder and CEO of Veeva Systems, a leading provider of industry cloud solutions for the life sciences industry. Peter has been solving complex technology problems for 20 years. He has spearheaded historical transformations in information technology and driven some of the most impactful innovations in the enterprise software industry. Prior to Veeva, Peter was Senior Vice President of Technology at salesforce.com. Early in salesforce’s history, he built and grew the salesforce.com platform into one of the most successful SaaS offerings in the industry. Prior to salesforce.com, Peter was with PeopleSoft as both Chief Architect and General Manager of PeopleTools, leading a team that provided the development, strategy, marketing, and customer support for PeopleSoft’s technology platform. He launched his career at IBM, researching and developing relational database technology. Peter holds a Bachelor of Science degree in Computer Science from Oregon State University.

About Guidewire Software

Guidewire builds software products that help Property/Casualty insurers replace their legacy core systems and transform their business. Designed to be flexible and scalable, Guidewire products enable insurers to deliver excellent service, increase market share and lower operating costs. Guidewire InsuranceSuite™ provides the core systems used by insurers as operational systems of record. Additional products provide support for data management, business intelligence, anytime/anywhere access and guidance and monitoring. More than 180 Property/Casualty insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Contact:

Diana Stott

Director, Communications

Guidewire Software, Inc.

+1 650 356 4941

dstott@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, and Guidewire BillingCenter are registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.